EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 9th day of March, 2007, by and between TRIMERIS, INC., a Delaware corporation (the "Company"), and Andrew Graham ("Executive").

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

  Effective Date. This Agreement shall be effective as of March 9, 2007, which date shall be referred to herein as the "Effective Date".

  Position and Duties.

    The Company hereby employs Executive as its Director of Finance commencing as of the Effective Date for the "Term of Employment" (as herein defined below). In this capacity, Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably requested by the CFO of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive shall in his capacity as an employee of the Company be responsible to and obey the reasonable and lawful directives of the CFO.

    Executive shall devote his full time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absences as more particularly provided herein. Executive shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company.

  Compensation.

    Base Salary. The Company shall pay to Executive during the Term of Employment a minimum salary at the rate of One Hundred and Forty-Four Thousand Dollars ($144,000) per year and agrees that such salary shall be reviewed at least annually. Such salary shall be subject to discretionary annual increases as determined by the Compensation Committee of the Board of Directors. Such salary shall be payable monthly and in accordance with the Company's normal payroll procedures. (Executive's annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as "Base Salary"). At no time during the Term of Employment shall Executive's Base Salary be decreased from the amount of Base Salary then in effect.

    Performance Bonus. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive may be eligible to receive an annual bonus ("Bonus") pursuant to a performance bonus plan (the "Bonus Plan") which may be established by the Company for its senior executive officers and which shall provide for bonus compensation to be payable based upon the financial and other performance of the Company and Executive.

  Benefits During the Term of Employment.

    Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

    The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including but not limited to reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

  Term; Termination of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the same date one (1) year later; provided, however, that the Term of Employment may be extended for an additional one (1) year period upon written notice by the Company sixty (60) days prior to the end of the Term. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

    Termination by the Company. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any reason other than Cause, Death or Disability by giving Executive at least sixty (60) days' prior written notice of the effective date of termination. Company may terminate Employee's employment for Cause, Death or Disability without prior notice. The terms "Cause" and "Disability" shall have the meaning given them under the Separation and Severance Agreement.

    Termination by Executive. Executive shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder. In the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligation hereunder from and after the effective date of termination except as may be provided in the Separation and Severance Agreement and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

    Salary and Benefits Upon Termination. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, and if it has not previously been paid to Executive, Executive shall be paid any Declared Bonus to which Executive had become entitled under the Bonus Plan prior to the effective date of such termination and the Company shall have no further obligation hereunder from and after the effective date of termination except as may be provided in the Separation and Severance Agreement and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity. Executive's stock options with respect to the Company's stock shall be subject to the terms of the Trimeris, Inc. Amended and Restated Stock Incentive Plan or any successor plan, which is a separate agreement, and this Agreement does not create any rights with respect to stock options. In the event of termination, Executive's rights to benefits other than severance shall be governed by the terms of the Company's retirement, insurance and other benefit plans and programs then in effect in accordance with the terms of such plans. Executive's right to severance benefits, if any, shall be governed by the terms of the Separation and Severance Agreement attached hereto as Exhibit B (the "Severance Agreement"); provided, however, the Executive shall be entitled to de novo review of any material violation of the Severance Agreement, or denial of any claim, or eligibility for any claim thereunder exclusively as provided in the Resolution of Dispute provisions of Section 12 of this Agreement. The Severance Agreement is incorporated in this Agreement by reference and is hereby made a part of this Agreement as if fully set forth herein.

  Confidential Information, Non-Solicitation and Non-Competition.

    Executive acknowledges and agrees that:

      As a result of his employment with the Company, Executive will become knowledgeable of and familiar with the Company's Confidential Information (as defined below), including know-how related to the Company's services, plus the special requirements or preferences of the Company's research, development, marketing, licensing agreements or arrangements and investor relations, so that he would have a competitive advantage against the Company for at least two (2) years following termination of his employment with the Company absent the protection afforded by the restrictive covenants in this Section 6 of the Executive Employment Agreement (the "Restrictive Covenants");

      The time, territory and scope of the Restrictive Covenants are reasonable and necessary for protection of the Company's legitimate business interests;

      Executive has received sufficient and valuable consideration in exchange for his agreement to the Restrictive Covenants, including but not limited to his salary and benefits under the Executive Employment Agreement, his salary continuation under the Separation and Severance Agreement and any other consideration provided to him under this Agreement;

      The non-compete covenant of Section 6(c) will not impose undue hardship on Executive or prevent Executive from being able to earn an adequate living following termination of this Agreement;

      The time period of protection provided by the Restrictive Covenants shall not be reduced by any period of time during which Executive is in violation of such covenants or any period of time required for litigation to enforce such covenants; and

      Executive has read and reviewed the Restrictive Covenants before agreeing to the terms of this Agreement.

    During the Term of Employment and at all times thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by Executive in the course of his employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) information regarding the skills and compensation of other employees of Company and (iv) any documents or other records containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

    During the Term of Employment and for twelve (12) months thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company which is worldwide ("Competing Business" or "Competitor"). Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 6 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction.

    "Competing Business" is defined as the business of the discovery, development, testing, manufacturing, and/or marketing therapeutic components for the treatment of human viral diseases based on a viral fusion protein target and any other business in which the Company may engage or propose to engage during the term of this Agreement.

    During the Term of Employment and for twelve (12) months thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

    Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of Employment, and for a period of twelve (12) months thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not at any time convey any such confidential information or trade secrets about other employees of the Company to any other person.

    Executive agrees and understands that Company has received, and in the future will receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's employment and thereafter, Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for Company), or use, except in connection with any work for Company, Third Party Information unless expressly and specifically authorized to do so prior to any proposed disclosure by an officer of Company.

    Inventions.

      Assignment. Executive hereby assigns to Company all his right, title and interest in and to any and all Inventions (and all patent rights, copyright, trade secret rights and all other rights throughout the world in connection therewith, whether or not patentable or registerable under copyright, trademark or similar statutes), together with all goodwill associated therewith, (all of the foregoing being hereinafter referred to collectively as "Proprietary Rights"), made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, during his period of employment with Company. Inventions assigned under this Section 6 are hereinafter referred to as "Company Inventions". Executive agrees to assist Company in every necessary way to obtain or enforce any patents, copyrights or any proprietary rights relating to Company Inventions and to execute all documents and applications necessary to vest in Company full legal title to such Company Inventions, and Executive agrees to continue this assistance after the termination of his employment with Company. Furthermore, Executive hereby designates and appoints Company and its officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts reasonably necessary in the opinion of Company to protect Company's rights in Company Inventions. Executive expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and will survive Executive's termination of employment, death or incompetency.

      Government. Executive also will assign to or as directed by Company all his right, title and interest in and to any and all Inventions, full title to which may required to be in the United States by a contract between Company and the United States or any of its agencies.

      Independent Inventions. Notwithstanding anything in this Agreement to the contrary, Executive's obligation to assign or offer to assign Executive's rights in an Invention to Company will not extend or apply to an Invention that Executive has developed entirely on Executive's own time without using Company's equipment, supplies, facilities or trade secret information unless such Invention: (a) relates to Company's business or actual demonstrably anticipated research or development or (b) results from any work performed by Executive for Company. Executive will bear the burden of proof in establishing that the Invention qualifies for exclusion under this Subsection 6(g)(iii).

      Assignment of Company Inventions. Executive will assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights related to Company Inventions in any and all countries. Executive's obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions will continue beyond the termination of Executive's employment, but Company will compensate Executive at a reasonable rate after Executive's termination for the time actually spent by executive at Company's request on such assistance.

      Executive hereby waives and quitclaims to Company all claims, of any nature whatsoever, which Executive may or may hereafter have for infringement, including past infringements, of any Proprietary Rights assigned hereunder to Company.

      Obligation to Keep Company Informed. During the period of Executive's employment, Executive will promptly disclose to Company fully and in writing, and will hold in trust for the sole right and benefit of Company, any and all Inventions. In addition, after termination of Executive's employment, Executive will disclose to Company all patent applications filed by Executive within a year after termination of such employment.

      Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to Executive's commencement of employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on the attached Exhibit A, a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive's employment with Company, that Executive considers to be Executive's property or the property of the third parties, and Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause Executive to violate any prior confidentiality agreement with another party, Executive understands that he is not to list such Inventions in Exhibit A but that Executive is to inform Company in writing that all such Inventions have not been listed for that reason.

  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

  Return of Company Documents. In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all laboratory notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. Executive further agrees that any property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

  Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

  Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

    Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

    This Agreement (including attached Exhibits A and B) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

    If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

    Except where governed by the Employee Retirement Income Security Act, this Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of North Carolina.

    The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

    Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans.

    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address set forth below under his signature; provided that all notices to the Company shall be directed to the attention of the CEO with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The use of a masculine pronoun shall, where appropriate, be deemed to mean a feminine pronoun.

    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    The Company intends that all actions taken with respect to this Agreement comply with Section 409A of the Internal Revenue Code of 1986 and other applicable law.

  Legal and Equitable Remedies. Because the Executive's services are personal and unique, and because the Executive will have access to and become acquainted with Proprietary Rights, Company Inventions and Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

  Survival of Provisions. The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee.

  Resolution of Disputes. Except as otherwise specifically provided in Sections 8 and 10 of the Severance Agreement attached hereto, any dispute or controversy arising under or in connection with this Agreement and/or the Separation and Severance Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before a panel of three arbitrators in Raleigh, Wake County, North Carolina, all in accordance with its Commercial Arbitration rules then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgement may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that (a) the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof, of the provisions of Section 6 of this Agreement, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law; (b) notwithstanding anything in the Severance Agreement to the contrary, the Executive shall be entitled by arbitration to seek de novo review of any material violation of the Severance Agreement or any denial of a claim or obligation to pay a claim under the Severance Agreement, in accordance with Sections 8 and 10 of the Severance Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

  EXECUTIVE TRIMERIS, INC.
By: /s/ Andrew Graham Name: Andrew Graham Title: Director of Finance Address:	By: /s/ Dani P. Bolognesi Name: Dani P. Bolognesi Title: Chief Executive Officer Address: 3500 Paramount Parkway Morrisville, NC 27560

  EXHIBIT A
  TO
  EXECUTIVE EMPLOYMENT AGREEMENT

  The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Company and therefore should be excluded from the coverage of this Agreement:

  ____ Additional sheets attached.

  __X_ No pertinent inventions or improvements.

  ____ Due to confidentiality agreements with one or more prior employers, I cannot disclose certain inventions that would otherwise be included on the above-described list.

  ____ No changes to Proprietary Information & Inventions Agreement between the parties dated _____.

  I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality and that are not generally available to the public. These materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto). If no such authorization is in place, I will consult with Company management to determine what steps should be taken to protect the interests of all parties concerned.

  ____ Additional sheets attached.

  ____ No material.

  EXECUTIVE:

  /s/ Andrew Graham

  Andrew Graham

  Date:

  EXHIBIT B
  TO
  EXECUTIVE EMPLOYMENT AGREEMENT

  SEPARATION AND SEVERANCE AGREEMENT

  THIS SEPARATION AND SEVERANCE AGREEMENT (the "Severance Agreement") is made a part of that Executive Employment Agreement (the "Employment Agreement"), entered into and effective as of the 9th day of March, 2007, by and between Andrew Graham, an individual resident of the State of North Carolina (the "Executive"), and TRIMERIS, INC., a Delaware corporation (the "Company").

  W I T N E S S E T H:

  WHEREAS, the Company desires to employ Executive and to provide for severance benefits under the terms and conditions set forth herein; and

  WHEREAS, this Severance Agreement constitutes part of the Employment Agreement and is incorporated therein by reference and fully set forth therein.

  NOW, THEREFORE, in consideration of the premises, mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  Certain Definitions. The following terms shall have the meanings set forth herein.

    "Administrator" shall mean Chief Financial Officer. The Administrator shall also be the "named fiduciary" of this Severance Agreement.

    "Appeals Administrator" shall mean the Chief Executive Officer.

    "Base Salary" shall mean Executive's regular pay at the time of termination. Base Salary shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible.

    "Good Reason" shall mean the occurrence of any of the following events within 90 days immediately following a "Change in Control", as defined below, unless such event is fully corrected within thirty (30) days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

      a material breach by the Company of any provision of the Employment Agreement, including, but not limited to, a material adverse alteration in the nature or status of Executive's responsibilities or Base Salary;

      the Company's requiring the Executive to be based anywhere other than the metropolitan area where he currently works and resides; and

      the surviving entity does not offer Executive an employment agreement substantially comparable to the rights he had, at the time of the change in control, under the Employment Agreement

    For purposes of this Severance Agreement a "Change in Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (i) voting stock of the surviving or transferee corporation or (ii) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation, provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction which is sponsored by Executive or in which Executive acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction (each of the events described in (i), (ii), (iii) or (iv) above, except as provided otherwise by the preceding clause being referred to herein as a "Change in Control").

    Cause shall mean:

      fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

      substantial and willful failure to perform specific and lawful directives of the Executive's superiors and supervisors;

      willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; or conviction of or plea of guilty or nolo contendere to a felony;

      a material breach of the terms and conditions of this Severance Agreement or the Employment Agreement; or

      failure by Executive to abide by any obligation of non-compete or non-solicitation provision of Section 6 of the Employment Agreement or any previous agreements for employment.

    provided, however, that with regard to subparagraphs (ii) and (iv) above, Executive may not be terminated for Cause unless and the Company has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, a reasonable opportunity to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

    Disability shall mean that as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for one hundred twenty (120) consecutive days during any twelve (12) month period or if a physician acceptable to the Company and Executive advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for one hundred twenty (120) consecutive days during the succeeding twelve (12) month period.

  Responsibility for Benefits. The Company will pay the entire cost of all benefits provided under this Severance Agreement, solely from its general assets. The benefits made available by this Severance Agreement are "unfunded," and Executive is not required or permitted to make any contribution with respect to this Severance Agreement.

  Payment of Benefits. In the event Executive's employment is terminated (a) by the Company other than for Cause, Disability or Death or (b) by Executive for Good Reason (as defined herein), Executive shall receive the following severance benefits upon his satisfaction of the condition in paragraph 4 hereof: (i) his Base Salary during the period commencing on the effective date of such termination and ending six (6) months later (the "Salary Continuation Period"), as if Executive were still employed during the Salary Continuation Period; and (ii) during the Salary Continuation Period, Executive and his spouse and dependents shall be entitled to continue to be covered by the Company's group medical and health plan to the extent such coverage was in effect as of the date of such termination, at the same coverage level and on the same terms and conditions which applied immediately prior to the date of Executive's termination of employment; provided, however, that if, as the result of the termination of Executive's employment, Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under such plans, Executive and his spouse and dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, and the Company shall reimburse Executive for the cost of such continuation coverage to the extent such coverage would have been provided at no cost to Executive prior to his termination, for a period of up to six (6) months following his termination or, if sooner, until the expiration of Executive's continuation coverage rights.

  Conditions to Receipt of Benefits. Upon the occurrence of an event described in Section 3 above, Executive will be eligible for severance benefits hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release in the form of Exhibit 1 attached hereto and made a part hereof and complies with the provisions of Section 6 of the Employment Agreement.

  Termination Events Not Covered. Notwithstanding anything to the contrary contained herein, the Company shall not pay Executive severance benefits under this Severance Agreement if:

    Executive dies during the term of his employment;

    Executive's employment is terminated for Cause or Disability, as defined herein;

    Executive terminates his employment with Company for a reason other than Good Reason as defined herein; or

    Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed in satisfaction of Section 4 hereof.

    Executive fails to comply with or otherwise violates any of the provisions of Section 6 of the Employment Agreement.

  How Severance Benefits Are Paid. The Company will pay severance benefits in installments through the Company's regular payroll procedure according to Executive's pay schedule at the time of termination of employment; provided however, the Administrator shall have the discretion to cause the Company to pay all severance benefits in a lump sum payment, or to cause the Company to postpone commencement of benefits until the eighth (8th) day following Executive's execution of the Settlement Agreement and Release. Executive's severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums.

  Administration. The Administrator shall have all powers necessary or helpful to administering this Severance Agreement in all its details, and shall have full discretionary authority in exercising such powers. This authority includes, but is not limited to, the power:

    To make rules and regulations for the administration of this Severance Agreement;

    To make any finding of fact necessary or appropriate for any purpose under this Severance Agreement, including, but not limited to, the determination of eligibility for and the amount of any benefit payable under this Severance Agreement; and

    To interpret the terms and provisions of this Severance Agreement and to determine any and all questions arising out of this Severance Agreement or in connection with its administration. This authority shall include, but is not limited to, the right to remedy or resolve possible ambiguities, inconsistencies or omissions, by general rule or particular decision.

    The Administrator shall exercise the powers conferred by this Severance Agreement in its sole and absolute discretion, and all its acts and determinations will be final and binding upon all interested parties, subject to the de novo review by arbitration as provided in this Severance Agreement and the Employment Agreement.

  Benefit Claims and Appeal Procedures.

    Benefit Claims Procedures. Executive (or Executive's authorized representative) has the right to make a claim for benefits under this Severance Agreement by submitting a written notice of Executive's claim with the Administrator. If all or part of Executive's claim for benefits is denied, the Administrator will notify Executive in writing or electronically of the specific reasons for the denial of Executive's claim. The notice will refer to the appropriate Severance Agreement provision on which the denial is based, describe any additional material or information necessary for Executive to perfect the claim and explain why such material or information is necessary. The notice will also describe how claims are reviewed and outline the steps for an appeal (including applicable time periods), and will include a statement of Executive's rights to bring a civil action following an adverse determination on appeal.

    Usually the Administrator will give Executive written notice of its decision within 90 days of receipt of Executive's claim. However, the Administrator may in some cases require additional time (not more than 90 additional days) to complete its review, due to special circumstances. The Administrator will notify Executive before the end of the initial 90-day review period if additional time is required for review of Executive's claim. This notice will indicate the special circumstances requiring an extension, and the date by which the Administrator expects to render its decision.

    Appeal Procedures. If Executive disagrees with the Administrator's decision, Executive (or Executive's authorized representative) may appeal and request a review of Executive's case by the Appeals Administrator.

    Executive must request a review of Executive's claim in writing within 60 days after the Administrator notifies Executive of its decision on Executive's claim. Executive's request must state why Executive disagrees with the Administrator's decision, and Executive may include any information, documents, records, questions, or comments to support Executive's appeal. Executive (or Executive's authorized representative) shall have reasonable access to and may copy (free of charge) Severance Agreement and Employment Agreement documents and any other documents relevant to Executive's claim.

    The Appeals Administrator will review Executive's appeal, taking into consideration all comments, documents, records and other information submitted by Executive or Executive's authorized representative, even if such information was not submitted to or considered by the Administrator in the initial claim. The Appeals Administrator will notify Executive (or direct the Administrator to notify Executive) of its decision within 60 days after receipt of Executive's appeal; however, the Appeals Administrator may in some cases require additional time (not more than 60 additional days, except as otherwise permitted by applicable Department of Labor regulations) to complete its review, due to special circumstances. The Appeals Administrator will notify Executive (or direct the Administrator to notify Executive) before the end of the initial 60 day review period if additional time is required for review of Executive's appeal. This notice will indicate the special circumstances requiring an extension, and the date by which the Appeals Administrator expects to render its decision.

    The Appeals Administrator will notify Executive (or direct the Administrator to notify Executive) in writing or electronically of its final decision and, if the decision is adverse to Executive the notice will include the specific reasons for the decision, reference to the Severance Agreement provisions on which the decision is based, and a statement that Executive is entitled to receive upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to Executive's claim. The notice will also include a statement of Executive's rights to bring a civil action for benefits.

    In making any determination on an appeal, the Appeals Administrator shall have all of the powers of the Administrator as set forth above, including but not limited to all powers necessary or helpful to administering the Plan in all its details, and the Appeals Administrator shall have full discretionary authority in exercising such powers.

    Filing Suit for Benefits. If Executive has a claim for benefits that is denied or ignored, in whole or in part, Executive may seek an appropriate remedy through civil action in state or federal court. Executive shall also have the right to pursue a remedy pursuant to Section 12 of the Employment Agreement, in lieu of filing a civil action in state or federal court. In any case, Executive must file demand for arbitration or file the suit no later than 180 days after the Appeals Administrator makes a final determination to deny Executive's claim. Executive must also exhaust Executive's administrative remedies under the Severance Agreement (including the claim and appeal procedures outlined above) before demanding arbitration or bringing a civil action.

  Additional Information Regarding this Severance Agreement.

    This Severance Agreement shall not be amended except by a written agreement executed by Executive and by an authorized officer of the Company (other than Executive).

    The Employment Agreement and this Severance Agreement provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past.

    To the extent not preempted by ERISA, the Employment Agreement and this Severance Agreement shall be governed by and construed according to the laws of the state of North Carolina.

    If a provision of this Severance Agreement shall be held illegal or invalid, the legality or invalidity shall not affect the remaining provisions of this Severance Agreement, and this Severance Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

    Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Employment Agreement and this Severance Agreement, and that he does not enter into this Employment Agreement and Severance Agreement in reliance upon any representation, promise or inducement not set forth herein and the Employment Agreement. The Employment Agreement and this Severance Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

  Executive's Rights Under ERISA. As a participant under this Severance Agreement, Executive is entitled to certain rights and protections under ERISA. Executive may examine, without charge, at the Administrator's office and at other specified locations, all documents governing this Severance Agreement and the Employment Agreement, and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. Executive may obtain, upon written request to the Administrator, copies of documents governing the operation of this Severance Agreement and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Administrator may impose a reasonable charge for the copies.

  In addition to creating rights for the Executive as a participant under this Severance Agreement, ERISA imposes duties upon the people who are responsible for the operation of this Severance Agreement. The people who operate this Severance Agreement, called "fiduciaries," have a duty to operate the Severance Agreement prudently and in the interest of the Executive. No one, including the Company or any other person, may terminate Executive's employment or otherwise discriminate against Executive in any way to prevent him from obtaining a severance benefit or exercising rights under ERISA.

  If Executive's claim for a benefit is denied or ignored, in whole or in part, Executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

  Under ERISA, Executive may take the following steps to enforce his rights: (a) if Executive requests certain materials from the administrator regarding this Severance Agreement and does not receive them within thirty (30) days, Executive may file suit in a federal court; in such a case, the court may require the Administrator to provide the materials and pay Executive up to $110 a day until Executive receives the materials, unless the materials were not sent due to reasons beyond the control of the Administrator; (b) if Executive's claim for benefits is denied or ignored in whole or in part, Executive may seek an appropriate remedy through civil action in a state or federal court (provided Executive first exhausts his administrative remedies described above); or (c) if the Severance Agreement fiduciaries misuse the Severance Agreement money, or if Executive is discriminated against for asserting his rights, Executive may seek assistance help from the U.S. Department of Labor or he may file suit in a federal court.

  If Executive has any questions about this Severance Agreement, Executive should contact the Administrator. If Executive has any questions about this statement, or about his rights under ERISA, or if he needs assistance in obtaining documents from the Administrator, Executive should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. Executive may also obtain certain publications about his rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

  Miscellaneous Information About this Severance Agreement. This section provides general information about this Severance Agreement required by the Employee Retirement Income Security Act of 1974 ("ERISA"). Participation in this Severance Agreement is subject to the execution by the Executive of a Settlement Agreement and Release with the Company. This Agreement shall not be construed in any manner to give any Company employee other than the Executive the right to severance benefits upon termination of employment.

Plan Sponsor:	Trimeris, Inc.
Tax ID Number:	56-6017737
Plan Name:	Trimeris, Inc. 2007 Executive Employment Agreement and Separation and Severance Plan
Plan Number:	501
Plan Year:	Calendar year
Plan Type:	Welfare benefit plan
Effective Date:	February 1, 2007
Agent For Service
of Legal Process:	Trimeris, Inc.
Attention: Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement under seal as of the date first set forth above (the individual party adopting the word "SEAL" as his seal).

COMPANY:

TRIMERIS, INC.

/s/ Dani Bolognesi

Dani Bolognesi

Chief Executive Officer

EXECUTIVE:

/s/ Andrew Graham (SEAL)

Andrew Graham

EXHIBIT 1
TO
SEPARATION AND SEVERANCE AGREEMENT

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE ("Settlement Agreement") sets out the complete agreement and understanding between TRIMERIS, INC. (the "Company") and Andrew Graham (the "Executive") regarding the termination of Executive's employment with the Company.

I. Release and Waiver. For and in consideration of the severance payments described in that certain Separation and Severance Agreement with an effective date of the 1st day of February, 2006 between the Company and Executive (the "Severance Agreement"), to be paid beginning no sooner than the eighth day following execution of this document, Executive hereby releases, waives and forever discharges the Company, its parent, affiliates and subsidiaries, and all of its benefit plans, plan administrators, trustees, agents, subsidiaries, affiliates, employees, officers, shareholders, successors and assigns (hereafter "the Released Parties") from any and all liability, actions, charges, causes of action, demands, damages, attorneys fees or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of or in any way connected with Executive's employment, or the termination of employment, with the Company. These include, but are not limited to, any claim (including related attorneys' fees and costs) under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker's Adjustment and Retraining Notification Act, the Equal Pay Act, the Post Civil War Civil Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the North Carolina Wage and Hour Act, the North Carolina Hazardous Chemicals Right to Know Act, the North Carolina Retaliatory Employment Discrimination Act, all as amended, or any other federal, state or local law or ordinance, and any claim for benefits or other claims under the Employee Retirement Income Security Act of 1974, as amended (except as expressly provided below). This waiver, release and discharge also includes without limitation, any wrongful or unlawful discharge claims, discipline or retaliation claims, any claims relating to any contract of employment, whether express or implied, any claims related to promotions or demotions, any claims for or relating to relocation, compensation including commissions, short term or long term incentives, the Company's Executive benefit plans and the management thereof (except as expressly provided below), any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, any claims based on stress to the extent permitted by law, any claims for breach of any covenant of good faith and fair dealing, and any other claims relating to the Executive's employment with the Company and termination thereof. This Settlement Agreement does not apply to any claims or rights that may arise under the Age Discrimination in Employment Act after the date that this Settlement Agreement is signed.

Executive expressly waives all claims, including those which he/she does not know or suspect to exist in his/her favor as of the date of this Settlement Agreement. As used in this Settlement Agreement, the parties understand the word "claims" to include all actions, claims and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Released Parties arising from Executive's employment with the Company, the termination thereof or any other conduct by the Released Parties occurring on or prior to the date Executive signs this Settlement Agreement. All such claims are forever barred by this Settlement Agreement whether they arise in contract or tort or under a statute or any other law.

Executive also understands and agrees that this release extinguishes all claims, whether known or unknown, foreseen or unforeseen, and expressly waives any rights or benefits under any law or judicial decision providing that, in substance, a general release does not extend to claims which a creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him must have materially affected his/her settlement with a debtor. It is expressly understood and agreed by the parties that this Settlement Agreement is in full accord, satisfaction and discharge of any and all doubtful and/or disputed claims by Executive against the Released Parties, and that this Settlement Agreement has been signed with the express intent of extinguishing all claims, obligations, actions or causes of action as herein described.

The Executive's waiver of claims relating to or arising under the Employee Retirement Income Security Act of 1974, as amended, or the Company's 401(k) Plan, shall not be construed as a waiver of the Executive's right to receive his/her vested benefits under such plan, if any, in accordance with the terms and provisions of such plan, or as a waiver of the Executive's right to reimbursement for covered expenses under and in accordance with the terms and provisions of the Company's health or dental insurance plans, to the extent such covered expenses were incurred during a period in which the Executive was eligible to participate and in fact was participating in such plans.

II. Voluntary Agreement and Other Acknowledgments. Executive acknowledges that:

I have read this Settlement Agreement, and I understand its legal and binding effect. I am knowingly and voluntarily executing this Settlement Agreement of my own free will.

The severance benefits under the Severance Agreement are in addition to and in excess of benefits to which I am otherwise entitled.

I have had the opportunity to seek, and the Company has expressly advised me to seek, legal counsel prior to signing this Settlement Agreement.

If my employment was terminated as part of a group, I have been given at least 45 days from the date I received this document to consider the severance benefits being offered to me and the terms of this Settlement Agreement.

If my employment was terminated as part of a group, I also received at the beginning of that 45 day period a description of: (1) the class, unit, or group of individuals covered by the severance and separation plan (if any), the eligibility factors for this program, and any time limits applicable to the program; and (2) the job titles and ages of all individuals being asked to execute this Settlement Agreement in exchange for payment of severance benefits (if any) and the job titles and ages of all individuals in the same job classification or organizational unit who are not being asked to execute this Settlement Agreement.

If my employment was not terminated as part of a group, I have been given at least 21 days from the date I received this document to consider the severance benefits being offered to me and the terms of this Settlement Agreement.

I understand that in signing this Settlement Agreement, I am releasing the Releasees from any and all claims I may have against them (except as expressly provided herein), including but not limited to claims under the Age Discrimination in Employment Act.

III. Revocation of Settlement Agreement. I understand that, if I am 40 years of age or older, I can change my mind and revoke my signature on this Settlement Agreement within seven days after signing it by hand delivering notice of such revocation to the Chairman of the Compensation Committee of the Company. I understand that if I revoke this Settlement Agreement, I will not be entitled to any severance benefits under the Severance Agreement. I understand that, unless properly revoked by me during this seven-day period, the release and waiver in the first section above will become effective seven days after I sign the Settlement Agreement.

IV. Complete Agreement. I acknowledge that no representation, promise or inducement has been made other than as set forth in this Settlement Agreement, and that I do not enter into this Settlement Agreement in reliance upon any representation, promise or inducement not set forth herein. This Settlement Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of agreement between the Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

V. Governing Law. This Settlement Agreement shall be governed by the Employee Retirement Income Security Act and, where applicable, the law of the State of North Carolina.

VI. Severability. In the event any provision of this Settlement Agreement shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect. The unenforceability or invalidity of a provision of this Settlement Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction. If Executive's release and waiver pursuant to Section I of this Settlement Agreement is found to be unenforceable, however, Executive agrees that he/she will either sign a valid release and waiver of claims in favor of the Company and the Releasees or promptly return the severance benefits received by Executive.

VII. Binding Effect. This Settlement Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

VIII. No Admissions. This Settlement Agreement is not intended as, and shall not be construed, as an admission that the Company and Releasees or any of them have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

AGREED AND UNDERSTOOD:

EXECUTIVE:

_________________________ _______________________

Andrew Graham Date